Exhibit 10.50

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Cardiovascular Systems, Inc. (the “Corporation”) and Scott R. Ward (“Executive”).

RECITALS

A.    Executive has been employed as the Corporation’s Interim Chief Executive Officer and President since November 30, 2015.

B.    The Corporation desires to employ Executive as its Chief Executive Officer and President.

C.    Executive wishes to become employed by the Corporation as its Chief Executive Officer and President on the terms and conditions set forth in this Agreement.

D.    The Corporation is engaged in the business of researching, designing, developing, manufacturing and marketing medical devices for the treatment of cardiovascular disease.

E.    The Corporation, through its research, development and expenditure of funds, has developed confidential and proprietary information, including trade secrets.

F.    During his employment, Executive will have access to the Corporation’s valuable Confidential Information (as defined below), may contribute to Confidential Information and acknowledges that the Corporation will suffer irreparable harm if Executive uses Confidential Information outside his employment or makes unauthorized disclosure of Confidential Information to any third party.

AGREEMENT

In consideration of the above recitals and the promises set forth in the Agreement, and in consideration of Executive’s employment with the Corporation, the parties agree as follows:

1.    Nature and Capacity of Employment. Effective August 16, 2016 (the “Effective Date”), the Corporation hereby employs Executive and Executive hereby accepts employment as the full-time Chief Executive Officer and President of the Corporation. Executive will report to the Corporation’s Board of Directors.

2.    Term of Employment. Executive’s employment with the Corporation hereunder shall begin on the Effective Date and shall continue until terminated by either party as provided for in Paragraph 8 hereunder. In the event that Executive is terminated or he elects to resign as an employee of the Corporation, Executive agrees to submit his resignation as a director and officer of the Corporation effective concurrently with the effective date of his termination or resignation as an employee of the Corporation.

3.     Base Salary. Executives initial annualized base salary will be $630,000.00, payable biweekly, less required and authorized deductions and withholdings. The base salary may be subject to review and adjustment by the Board from time to time.

4.    Bonus. Executive will be eligible to participate in the Corporation’s bonus programs for executive officers in effective from time to time. Executive’s eligibility to earn bonuses will be subject to the terms and conditions of the then-applicable executive officer bonus programs, which may be subject to discontinuation or modification by the Board from time to time.

5.    Restricted Stock Grant. Executive will receive grants of restricted stock under the Corporation’s 2014 Equity Incentive Plan, as amended, in accordance with the Corporation’s 2017 annual incentive program for executive officers.  Further details of the restricted stock grants will be provided in separate Restricted Stock Agreements.  Future grants of restricted stock to Executive will be at the discretion of the Corporation’s Board of Directors or a Committee thereof and will be contingent upon Executive agreeing to a separate Restricted Stock Agreement and restrictive covenants in the Corporation’s then-current form.

6.    Employee Benefits; PTO. Executive will be eligible to participate in all retirement plans and all other employee benefits and policies made available by the Corporation to its full-time employees, to the extent Executive meets applicable eligibility requirements. Executive will be eligible to accrue and use paid time off (PTO) pursuant to the Corporation’s then-current PTO policies. Executive will be eligible to participate in the Corporation’s Executive Officer Severance Plan, as in effect from time to time (the “Severance Plan”). Nothing in this Agreement is intended to or will in any way restrict the Corporation’s right to amend, modify or terminate any of its benefits or benefit plans during Executive’s employment.

7.    Best Efforts/Undertakings of Executive. During the term of Executive’s employment with the Corporation, Executive will serve the Corporation faithfully and to the best of his ability and will devote his full business and professional time, energy, and diligence to the performance of the duties assigned to him. Executive will perform such duties for the Corporation (i) as are customarily incident to Executive’s position and (ii) as may be assigned or delegated to Executive from time to time by the Corporation. During the term of Executive’s employment with the Corporation, Executive will not engage in any other business activity that would conflict or interfere with his ability to perform his duties under this Agreement. Notwithstanding the foregoing, the Corporation agrees that Executive may continue to have the outside affiliations approved by the Board. During the term of Executive’s employment, he will not provide any services or invest in, or offer for sale or sell any products, to any individual, company or other business entity that is a competitor, supplier or customer of the Corporation, except in connection with Executive’s employment with the Corporation. Furthermore, Executive will be subject to the Corporation’s control, rules, regulations, policies and programs, including, without limitation, with regard to conflict of interest and code of ethics. Executive will carry on all business and commercial correspondence, publicity and advertising in the Corporation’s name and he will not enter into any contract on behalf of the Corporation except as expressly authorized by the Corporation.

8.    Termination of Employment.

8.1    Employment At Will. Executive is employed “at-will.” That is, either Executive or the Corporation may terminate the employment relationship under this Agreement at any time, with or without Cause or Good Reason, and with or without advance notice. In addition, the terms and conditions of Executive’s employment are subject to change by the Corporation and any such change will not be a breach of this Agreement.

8.2    Payment Upon Termination. Except as provided in Section 8.3 or in the Severance Plan, after the effective date of termination, Executive shall not be entitled to any compensation, benefits, or payments whatsoever except for compensation earned through his last day of employment and any accrued benefits.

8.3    Severance. If at any time Executive is terminated by the Corporation without Cause (as defined below), or Executive terminates his employment for Good Reason (as defined below), and Executive executes, returns and does not rescind, and all rescission periods have expired, by the 60th day after termination of Executive’s employment, a release of claims agreement in a form supplied by the Corporation, then the Corporation shall: (i) pay Executive the Severance Amount (as defined below) at the times and in the manner described below; (ii) pay Executive at the same time and in the same manner as provided under the Corporation’s cash bonus plan a pro rata portion of any performance bonus for which the performance period has not expired prior to his termination of employment, with such pro rata portion based on that portion of the performance period during which the Executive was employed; and (iii) continue to pay the Corporation’s ordinary share of premiums for twenty-four (24) calendar months for Executive’s COBRA continuation coverage in the Corporation’s group medical, dental, and life insurance plans (as applicable), provided Executive timely elects such continuation coverage and timely pays Executive’s share of such premiums, if any. Notwithstanding the foregoing clause (iii), if the Corporation determines, in its sole discretion, that the payment of its share of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing its share of the COBRA premiums, the Corporation may, in its sole discretion, elect to pay Executive on a monthly basis a fully taxable cash payment equal to the Corporation’s ordinary share of the premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the twenty-four (24) month period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. Such Special Severance Payment shall be made at the time and in the manner prescribed in Section 8.3(c) and Section 8.4. Each of the payments described in clauses (i), (ii) and (iii) of the preceding sentence are subject to the application of Code Section 409A as set forth in Section 8.4 below and subject to the condition that Executive, at the time of any such payment, is in compliance with the terms of the release of claims agreement referred to in the preceding sentence and with Sections 9, 10, 11, 12 and 13 of this Agreement.

a.	Termination by the Corporation with Cause. For purposes of this Section 8.3,“Cause” shall be defined as:

(1)	Executive’s neglect of any of his material duties or his failure to carry out reasonable directives from the Board of Directors or its designees;

(2)	Any willful or deliberate misconduct of Executive that is injurious to the Corporation;

(3)	any statement, representation or warranty made to the Board or its designees by the Executive that the Executive knows is false or materially misleading; or

(4)	Executive’s commission of a felony, whether or not against the Corporation and whether or not committed during the Executive’s employment.

For the avoidance of doubt, termination of Executive’s employment due to his death or disability shall not be deemed a without Cause termination hereunder.

b.	Termination by Executive for Good Reason. For purposes of this Section 8.3, “Good Reason” shall be defined as the occurrence of any of the following without Executive’s written consent:

(1)	The assignment to Executive of employment responsibilities that are not of comparable responsibility and status to the employment responsibilities described in this Agreement;

(2)
The Corporation’s material reduction of Executive’s base salary, unless pursuant to a cost reduction effort approved by the Board of Directors that also results in the reduction of salaries of other executive officers; or

(3)	The Corporation’s failure to provide Executive those employee benefits specifically required by this Agreement.

Notwithstanding the foregoing, Executive’s resignation shall not constitute resignation for Good Reason unless (i) Executive notifies the Corporation in writing within ninety (90) days after the initial existence of any condition that constitutes Good Reason, (ii) the Corporation fails to cure the condition within thirty (30) days after receiving such notice, and (iii) Executive resigns within ninety (90) days after the end of such thirty-day cure period.

c.
Severance Amount. Except as set forth in the following sentence with respect to a Change of Control, the Severance Amount will be the product of (i) 2, multiplied by (ii) Executive’s annual base salary at the time of termination of Executive’s employment. If Executive is terminated without Cause or terminates his employment for Good Reason in accordance with terms hereof following a Change of Control (as that phrase is defined in the Severance Plan) and before the second anniversary of the Change of Control, then the Severance Amount will be the product of (i) 2, multiplied by (ii) the sum of Executive’s annual base salary at the time of termination of Executive’s employment and the target bonus amount that Executive was eligible to earn for the fiscal year in which termination occurred under the Corporation’s cash bonus plan then in effect, assuming 100% achievement against Corporation’s budgets. In either case, the Severance Amount shall be paid in approximately equal installments, as determined by the Corporation in its sole and absolute discretion, at regular payroll intervals over a period of twenty-four (24) months, beginning on the next regularly scheduled payday coinciding with or immediately following the 60th day after the termination of the Executive’s employment and continuing until the end of such twenty-four (24) month period.

8.4    IRC Section 409A.  This Agreement is intended to comply with Internal Revenue Code Section 409A (“Code Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A.  Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a ”separation from service’ under Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, if any of the payments described in this Agreement are subject to the requirements of Code Section 409A and the Corporation determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment, all or a portion of such payments will not be paid or commence until the first payroll date that occurs after the six-month anniversary of the date of Executive’s termination of employment, or, if earlier, the date of Executive’s death, but only to the extent such delay is required for compliance with Code Section 409A.  Further, notwithstanding anything in this Agreement to the contrary, the Corporation expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

9.     Return of Property/Termination of Loan.

a.    Immediately upon termination of employment for any reason (or at such earlier time as requested by the Corporation), Executive will deliver to the Corporation all Confidential Information and all physical property of the Corporation or any of its prospective or current customers in the possession or control of Executive, including all products, equipment, product specifications, drawings, work in progress, research data, models, prototypes, notes, software programs, project plans, sales and marketing materials, business and product development materials, advertising materials, media materials, customer and client lists, customer account records, training and operations material and memoranda, personnel records, code books, pricing information, business practices, business policies, methods of operation, advertising strategies, business plans and strategy, financial information, information submitted to the Corporation by its customers, clients, suppliers, employees, consultants or co-ventures, prospective or existing customers of the Corporation, and other information concerning or relating to the business, accounts, customers, suppliers, employees and affairs of the Corporation, together with any similar materials, whether or not of a secret or confidential nature, and all copies of any of the foregoing that are in any way related to the Corporation’s business and that Executive has in its possession or that are subject to

Executive’s control. Neither the execution of this Agreement nor the furnishing of any Confidential Information hereunder will be construed as the Corporation granting to Executive, either expressly, by implication, estoppel or otherwise, any license under any invention, patent, copyright or trade secret, now or hereafter owned or controlled by the Corporation.

b.    If Executive fails to return the Corporation’s property, products and/or equipment to the Corporation within 24 hours of demand by the Corporation, by signing below, Executive voluntarily authorizes the Corporation to deduct the monetary value of such property, products and/or equipment, as determined in the Corporation’s sole discretion, from any money that the Corporation may owe Executive for wages, commissions, bonuses, paid time off, or any other advances or reimbursements due to Executive. If the amount the Corporation owes Executive is insufficient to cover the amount Executive owes under this Agreement, Executive will pay the remaining balance to the Corporation within ten business days of the Corporation’s demand for payment. Additionally, the Corporation may treat the property, products and/or equipment as stolen property and take all necessary actions to recover it, including notifying law enforcement.

10.    Use and Disclosure of Confidential Information. The Corporation has and will disclose to Executive, and Executive will have access to, certain confidential and proprietary information of the Corporation, including product specifications, drawings, work in progress, research data, models, prototypes, notes, project plans, business and product development materials, creations, ideas, concepts, trade secrets, know-how, techniques, Inventions, Works, methodologies, software programs, computer hardware, media materials, sales and marketing materials, advertising materials, customer and client lists, customer account records, training and operations material and memoranda, personnel records, code books, pricing information, business practices, business policies, methods of operation, advertising strategies, business plans and strategy, financial information, information submitted to the Corporation by its customers, clients, suppliers, employees, consultants or co-ventures, prospective or existing customers of the Corporation, and other confidential or proprietary information concerning or relating to the business, accounts, customers, suppliers, employees and affairs of the Corporation (collectively, “Confidential Information”). Executive acknowledges that such Confidential Information is of significant value to the Corporation and that the unauthorized use or the disclosure of such information could result in significant business or financial loss to the Corporation that may be difficult to measure in monetary amounts. Executive will not disclose any Confidential Information to any individual, business, firm or corporation, other than the Corporation and its authorized representatives, at any time during or after the term of this Agreement. Except as required in the regular course of performing Executive’s duties under this Agreement, Executive will not permit any person to examine or make copies or reproductions of any documents or other information containing Confidential Information. Executive’s obligations under this Paragraph are unconditional and will not be excused by any conduct on the part of the Corporation, except prior voluntary disclosure to the general public by the Corporation of the information.

11.    Ownership of Intellectual Property.
a.     Copyrights. All works of authorship fixed in any tangible medium of expression created by Executive during the course and scope of his or her employment with the Corporation

(“Works”) will be and remain exclusively owned by the Corporation. Each such Work created by Executive will be considered a “work made for hire,” as defined by the Copyright Act of 1976, Title 17 of the United States Code, as now enacted or later amended or in any applicable successor statute, and the Corporation may file applications to register copyright in such Works as author and copyright owner thereof. If, for any reason, a Work created by Executive is excluded from such definition of a “work made for hire,” then Executive hereby assigns, sells, and conveys to the Corporation Executive’s entire rights, title and interests in and to such Works, including the copyright therein, free and clear of any liens, claims or other encumbrances. Executive will execute any documents that the Corporation deems necessary in connection with the assignment of such Work and copyright therein. Executive will take whatever steps and do whatever acts the Corporation requests, including placement of the Corporation’s proper copyright notice on Works created by Executive to secure or aid in securing copyright protection in such Works and will assist the Corporation or its nominees in filing applications to register claims of copyright in such Works. The Corporation will have free and unlimited access at all times to all Works and all copies thereof and will have the right to claim and take possession on demand of such Works and copies.
b.    Assignment of Inventions. All rights, title and interest in and to all discoveries, concepts and ideas, whether patentable or not, including any apparatus, processes, methods, compositions of matter, techniques and formulae, as well as improvements thereof or know-how related thereto (“Inventions”), relating to any present or prospective product, process or service of the Corporation that Executive conceives or makes relating to the Corporation’s business, including any domestic and foreign patent applications and patents related to such Inventions, are hereby assigned to the Corporation (“Assignment”). This Assignment will not apply to Inventions for which no equipment, supplies, facility or trade secret information of the Corporation was used and that was developed entirely on Executive’s own time, and (1) that does not relate (a) directly to the business of the Corporation or (b) to the Corporation’s actual or demonstrably anticipated research or development, or (2) that does not result from any work performed by Executive for the Corporation.
c.    Executive will, without further consideration:
1.    inform the Corporation promptly and fully of any Inventions and provide written reports setting forth in detail the procedures employed and the results achieved;
2.    assign to the Corporation all of Executive’s rights, title and interests in and to such Inventions, any applications for United States and foreign patents, and any United States and foreign issued patents;
3.    assist the Corporation to obtain United States and foreign patents for such Inventions as the Corporation may elect; and
4.    execute, acknowledge and deliver to the Corporation, at the Corporation’s expense, such written documents and instruments, and do such other acts, such as giving testimony in support of Executive’s inventorship, as may be necessary, in the opinion of the Corporation, to obtain and maintain the Corporation’s ownership in such Inventions and United States and foreign patents and patent applications for such Inventions and to vest the entire rights, title and interest in and to such Inventions and United States and foreign patents and patent applications for such Inventions in the Corporation and to confirm the Corporation’s complete ownership of such Inventions and United States and foreign patents and patent applications for such Inventions, patent applications and patents.
d.    Executive hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as Executive’s agents and attorney-in-fact, to act for and on Executive’s behalf and instead of Executive, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Paragraph 11, including the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by Executive.

12.    Executive’s Prior Contract Obligations and Intellectual Property Rights. Executive represents and warrants that, unless otherwise disclosed to the Corporation on the Executive’s Statement of Prior Contract Obligations and Claimed Intellectual Property Rights attached to this Agreement as Exhibit A, Executive is not bound by a non-compete or confidentiality agreement from a prior employer, individual or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit or impair in any way the performance by Executive of his obligations hereunder, including any duties owed to any former employers not to compete, and Executive’s employment hereunder does not breach any agreement or duty to any third party. Executive will not disclose or use in any way during the term of employment with the Corporation any confidential, proprietary or trade secret information that Executive may have acquired or retained in any way as a result of a prior employment or other relationship with any third party, and Executive has not brought and will not bring any documents, materials of a former employer or other third party that are not otherwise generally available to the public without the express written authorization of said former employer or third party.

13.          Non-Competition and Non-Solicitation.  During Executive’s employment with the Corporation (except on behalf of the Corporation) and for twenty-four (24) months following termination of such employment for any reason, whether voluntary or involuntary, Executive will not, directly or indirectly, alone or as an employee, director, officer, agent, partner of or consultant to, a stockholder or other equity owner of (except as an equity owner of a public company in which Executive beneficially owns less than 5% of the issued and outstanding capital stock or other equity interests of such company) any other person or entity, or otherwise:

a.     render services to any person or entity engaged in the design, development, manufacture, marketing and/or sale of products or services that are the same as or similar to, or compete with, the Corporation’s then-current products or services, in any geographic area in which the Corporation then-currently actively markets its products and services. Executive acknowledges that, as of the commencement of this Agreement, the geographic area in which the Corporation actively markets its products and services is the United States of America;

b.    call upon, solicit or offer to provide products or services that are the same as or similar to, or compete with, the Corporation’s then-current products or services to any customer of the Corporation, or assist in any such activities;

c.    interfere with or attempt to interfere with the Corporation’s business relationships with any of its customers, suppliers, vendors or others, regardless of whether Executive procured such actual or potential business relationship for the Corporation, or assist in any such activities;

d.    solicit, hire or engage in any capacity any employee of the Corporation or any of its subsidiaries (or any person who was an employee of the Corporation or any of its subsidiaries within 12 months of the date of Executive’s termination or within 12 months of the date such hiring or engagement occurs) or induce any of such employees to terminate or curtail their employment relationship with the Corporation, or assist in any such activities; or

e.    make any public statement that is intended to or could reasonably be expected to disparage the Corporation or its affiliates or any of their products, services, stockholders, directors, officers or employees.

The term “customer” as used in this Paragraph 13 means any and all persons or entities that were purchasers of the Corporation’s products or services at any time during the one year period immediately preceding termination of Executive’s employment with the Corporation.

14.    Miscellaneous.

14.1    Survival of Restrictions. The obligations and restrictions contained in Paragraphs 8, 9, 10, 11, 12 and 13 of this Agreement, and this Paragraph 14, will survive the termination of this Agreement and Executive’s employment and will apply no matter how Executive’s employment terminates and regardless of whether his termination is voluntary or involuntary.
14.2    Unconditional Obligations. It is intended that the obligations of Executive to perform pursuant to the terms of this Agreement are unconditional and do not depend on the performance or nonperformance of any agreements, duties or obligations between the Corporation and Executive not specifically contained in this Agreement.

14.3    Remedies. If Executive breaches or threatens to breach any term of this Agreement, the Corporation will be entitled as a matter of right to injunctive relief (without the necessity of showing actual monetary damages or the posting of a bond or other security) and payment by Executive of its reasonable attorneys’ fees, costs and expenses incurred in connection with enforcing its rights under this Agreement, in addition to any other remedies available at law or equity.
14.4    Consent to Reasonableness. Executive acknowledges that the Corporation has spent and will continue to expend substantial amounts of time, money and effort to develop the Corporation’s products and its business strategies, Confidential Information, customer relationships, goodwill and employee relationships, and that Executive will benefit from these efforts. Executive acknowledges that the terms of the foregoing restrictive covenants are reasonable and necessary to protect the Corporation’s legitimate business interests and will not unreasonably interfere with Executive’s ability to obtain alternate employment. Executive further acknowledges the use or disclosure of the Confidential Information and the unrestricted competition by Executive would be unfair and extremely detrimental to the Corporation. Accordingly, based on these legitimate business reasons, Executive acknowledges the Corporation’s need to protect its legitimate business interests by reasonably restricting Executive’s ability to compete with the Corporation on a limited basis. Executive hereby acknowledges that such restrictions are valid and enforceable, and affirmatively waives any argument or defense to the contrary. Executive further acknowledges that the restrictive covenants in Paragraph 13 will survive the termination of this Agreement for any reason and the termination of Executive’s employment for any reason. Executive further acknowledges that any alleged breach by the Corporation of any contractual, statutory or other obligation will not excuse or terminate the obligations hereunder or otherwise preclude the Corporation from seeking injunctive or other relief. Rather, Executive acknowledges that such obligations are independent and separate covenants undertaken by Executive for the benefit of the Corporation. If Executive breaches any of the restrictions contained in Paragraph 13 of this Agreement, then the time period for such restriction will be extended by the length of time that Executive was in breach.
14.5     Notification. By signing below, Executive authorizes the Corporation to notify third parties (including the Corporation’s competitors and customers) of the terms of this Agreement and Executive’s obligations hereunder.

14.6    Integration. This Agreement embodies the entire agreement and understanding among the parties relative to subject matter hereof and supersede all prior agreements and understandings relating to such subject matter, including, without limitation, the offer letter between the Corporation and Executive dated November 30, 2015 and the Confidentiality and Assignment of Inventions Agreement between the Corporation and Executive dated November 30, 2015. For the avoidance of doubt, the parties acknowledge and agree that any restricted stock agreements and restricted stock unit agreements between the Corporation and Executive entered into prior to the Effective Date of this Agreement remain in full force and effect according to their terms. Executive’s obligations under this Agreement may not be canceled, modified or otherwise changed, except by another written agreement signed by the Corporation expressly referencing the applicable provision(s) hereunder.

14.7    Applicable Law; Venue; Jury Trial Waiver. The Corporation is headquartered in Minnesota. Therefore, this Agreement and the rights of the parties will be governed by and construed and enforced in accordance with the laws of the State of Minnesota (without regard to its choice of law provisions). The venue for any action hereunder will be in Hennepin County, in the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the exclusive jurisdiction of the courts of the State of Minnesota, County of Hennepin, and the U.S. District Court, District of Minnesota. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.

14.8    Counterparts. This Agreement may be executed in counterparts, including by facsimile or electronic transmission, each of which will be deemed an original and all of which will constitute one instrument.

14.9    Successor and Assigns. This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation may assign this Agreement without the consent of Executive. The services to be performed by Executive are personal and, therefore, this Agreement is not assignable by Executive.

14.10    Interpretation. The captions set forth in this Agreement are for the convenience only and will not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof. All references in this Agreement to “days” refers to calendar days unless otherwise specified. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision, unless expressly so limited. The words “this Article” and “this Paragraph” and words of similar import refer only to the Article or Paragraph hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.”

14.11    Waivers. The Corporation’s action in not enforcing a breach of any part of this Agreement will not prevent the Corporation from enforcing it as to any other breach of this Agreement.

14.12    Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, then that part should be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement will remain enforceable.

{Signature Page Follows}

NOW, THEREFORE, with the intention of being bound hereby, the parties have executed this Employment Agreement as of the dates set forth below.

CARDIOVASCULAR SYSTEMS, INC.

By: /s/ Edward Brown             Date: August 15, 2016
Name: Edward Brown
Title: Lead Independent Director

EXECUTIVE:

/s/ Scott R. Ward             Date: August 15, 2016
Scott R. Ward

Signature Page to Employment Agreement

EXHIBIT A

EXECUTIVE’S PRIOR CONTRACT OBLIGATIONS
AND INTELLECTUAL PROPERTY RIGHTS

Name of Executive:    Scott R. Ward

Address:	6410 Ballantine Court
Inver Grove Heights, MN 55077

1.
PRIOR CONTRACT OBLIGATIONS. The following is a brief description of all contract obligations with third parties, including confidentiality agreements and non-compete agreements from former employers, to which I may continue to be bound after commencement of my employment with the Corporation.

If none, please write NONE.

Arterial Remodeling Technologies, SA.: Confidentiality, disclosure and assignment of inventions, and non-compete in the field of bio-resorbable stents.
Cathworks Medical, Ltd.: Confidentiality, disclosure and assignment of inventions, and non-compete in the field of real-time diagnostic testing of coronary physiology.
Conformal Medical, Inc.: Confidentiality, disclosure and assignment of inventions, and non-compete in the field of left atrial appendage closure devices.
Endogastric Solutions, Inc.: Confidentiality, disclosure and assignment of inventions, and non-compete in the field of transoral interventions for the treatment of gastroesophageal reflux disease.
ImpediMed Ltd.: Confidentiality, disclosure and assignment of inventions, and non-compete in the field of bioimpedance monitoring.
InnerSpace Neuro Solutions, Inc.: Confidentiality, disclosure and assignment of inventions, and non-compete in the field of intracranial pressure monitoring.
SightLine Opportunity Management Fund II, LLC: Confidentiality and non-compete in venture capital.
Tryton Medical, Inc.: Confidentiality, disclosure and assignment of inventions, and non-compete in the field of bifurcated coronary stents.
Vios Medical Inc.: Confidentiality, disclosure and assignment of inventions, and non-compete in the field of real time patient management, wireless patient monitoring systems, or associated predictive algorithms.

2.
CLAIMED INTELLECTUAL PROPERTY RIGHTS. The following is a complete list, along with a brief description (without revealing any confidential or proprietary information of any third party) of all my claimed intellectual property rights, including all inventions, if any, whether patented or unpatented, copyright works, trademarks, or other rights and any work that I made or conceived of prior to my employment with the Corporation that I believe are not subject to the terms and conditions of the attached Employment Agreement.

If none, please write NONE.
NONE

I verify that the information I have written above is truthful and complete.

Date: August 15, 2016 Signed: /s/ Scott R. Ward

Print Name: Scott R. Ward